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                                                                    Exhibit 10.7


                                                                  August 1, 1996

Mr. Richard Tredinnick
2707 Valley Creek Trail
McKinney, Texas 75070

                              Employment Agreement

Dear Mr. Tredinnick:

     Old America Stores, Inc., a Delaware corporation (the "Company"), hereby offers to employ you on the following terms and conditions:

1. General. Effective February 1, 1997, (the "Commencement Date"), the Company will continue to employ you as President and Chief Executive Officer of the Company and will cause its subsidiary, Old America Store, Inc., a Texas corporation, (such subsidiary collectively with the Company, the Companies"), to employ you as the President and Chief Executive Officer thereof.

2. Term. Your employment hereunder shall be for the period (the "Employment Period") beginning on the Commencement Date and ending on January 31, 1999 (the "Scheduled Termination Date"), or such earlier date (the "Termination Date") upon which your employment hereunder may terminate in accordance with the provisions hereof.

3. Duties. During the Employment Period, you will perform well and faithfully such duties for, and render such services to, the Companies in the conduct of their businesses as are from time to time assigned to you by the respective Boards of Directors thereof and as are consistent with your position as the President and Chief Executive Officer thereof.

4. Time to be Devoted to Employment. During the Employment Period, you will devote substantially all of your working time, attention and energies to the business of the Companies (except for vacations pursuant to Section 6
     (c) and except for temporary absences due to illness or incapacity) and you will not engage in any activity which, in the reasonable judgment of the Board of Directors of the Company, conflicts with your duties hereunder, whether or not such activity,

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     private or political, is pursued for gain, profit or other pecuniary advantage.

5. Compensation; Bonus. (a) The Company (or at the Company's option, any subsidiary or affiliate thereof having the financial ability to make such payments) will pay you an annual base salary (the "Base Salary") during the Employment Period at the rate of $225,000 per annum (the "Base Salary"), payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its executive officers. Your base salary will be subject to review annually.

       (b) During the Employment Period, the Company (or at the Company's option, any subsidiary or affiliate thereof having the financial ability to make such payments) will pay you a bonus (the "performance Bonus") based on a percentage of base salary, which shall be due and payable not later than April 15, of each fiscal year. The formula for determining the amount of the Performance Bonus for the fiscal year ending January 31, 1997, is outlined in Exhibit B to this agreement. The Board of Directors will establish a new Performance Bonus program each year.

6. Business Expenses; Benefits. (a) The Company (or, at the Company's option, any subsidiary or affiliate thereof) will, upon presentation of such appropriate documentation as may be required by the Company, reimburse you in accordance with the practice from time to time for officers of the Company for all reasonable and necessary expenses and other disbursements incurred by you for or on behalf of the Company in the performance of your duties hereunder.

       (b) During each fiscal year of the Employment Period, you will be entitled to four weeks paid vacation (or a pro rata portion thereof) for each fiscal year (or portion thereof) worked beginning on the Commencement Date, calculated in accordance with the practice from time to time for officers of the Company; provided, however, that unused vacation in any fiscal year will be forfeited at the end of such fiscal year and will not be carried over into the next year.


       (c) During the Employment Period, and effective on the Commencement Date, you will be entitled to all benefits as are made generally available from time to time to senior executives of the Company. In particular, the Company will (i) provide you with such life insurance, health insurance and disability insurance benefits as are provided to its senior executives in

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            general and (ii) provide you with coverage under the directors' and officers' liability insurance policies which the Company maintains for its directors and officers. In addition, during the Employment Period, you will be entitled to an automobile (fair market value not to exceed $30,000), including payment of all fuel, maintenance and insurance related to said vehicle, and a cellular telephone.

7. Termination. (a) If you are incapacitated or disabled by accident, sickness or otherwise so as to render you mentally or physically incapable of performing your duties hereunder for a period of 120 consecutive days or longer, or for an aggregate of 180 days or more during any twelve-month period, the Company may, at any time thereafter, at its option, terminate your employment hereunder immediately upon giving written notice to that effect, unless, but only for as long as, a termination as a result of such incapacitation or disability is prohibited by applicable law (provided that nothing contained in this Section 7 (a) shall obligate the Company to continue your employment beyond the Scheduled Termination Date). Until your employment hereunder is terminated in accordance with the foregoing, you will be entitled to receive the Base Salary notwithstanding any such Disability. If you die during the Employment Period, your employment hereunder will thereupon automatically terminate. A termination pursuant to this Section 7(a) is called an "Involuntary Termination" in this letter.

       (b) The Company may terminate your employment hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a "Termination For Cause") by giving you written notice of such termination, such termination to take effect immediately upon the giving of such notice. As used in this Agreement, (i) "Cause" means (A) your material breach of your agreements herein or in any other written agreement between you and the Company or any of its affiliates, (B) your misconduct which may reasonably be anticipated to have a Material Adverse Effect (as hereinafter defined), (C) your disregard of lawful instructions of the Board of Directors of any of the Companies that are consistent with your position or duties hereunder, or your neglect of duties or failure to act, which, in either case, may reasonably be anticipated to have a Material Adverse Effect, other than by reason of Disability or death, (D) alcohol or drug abuse, or (E) the commission of a felony or an act which, in the good faith determination of the Board of Directors of the Company, constitutes fraud, theft or dishonesty; and (ii) "Material Adverse

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            Effect" means a material adverse effect on the business, operations, financial condition, results of operations, assets, liabilities or prospects of the Company or any of its subsidiaries or affiliates. Nothing contained in this Section 7 (b) shall constitute a waiver of any right you might have to judicially contest (but not to the prior restraint of) any Termination for Cause.

       (c) The Company may terminate your employment hereunder without Cause (such a termination being referred to in this Agreement as a "Termination Without Cause") by giving written notice of such termination, such termination to take effect on the date specified in such notice, which date shall not be earlier than the date of such notice.

       (d) Any termination of your employment hereunder subsequent to a change in control ("Termination Due To A Change In Control") would be deemed a termination without cause and would be treated as outlined in section 8 below. A change in control is deemed to have occurred in the event of an acquisition, merger, or other transactions as a result of which, during any six month period, more than 60% of the Company's common stock (including voting, nonvoting, or other classes of such stock) is acquired by a single entity or by a group of entities acting together.

       (e) Any termination of your employment hereunder other than as a result of an Involuntary Termination, a Termination For Cause, Termination Due To A Change In Control or a Termination Without Cause is called a "Voluntary Termination".

8. Effect of Termination. (a) Upon the termination of your employment hereunder due to a Termination for Cause or a Voluntary Termination, neither you nor your beneficiary or estate will have any further rights or claims against the Company hereunder, except to receive (i) the unpaid portion, if any, of the Base Salary provided for in Section 5 (a), computed on a pro rata basis through the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable), (ii) any unpaid accrued benefits pursuant to Section 6 (d) hereof, and (iii) reimbursement for any expenses for which you shall not have been reimbursed as provided in
    Section 6(a) or (b).

       (b) Upon the termination of your employment hereunder due to an Involuntary Termination, a Termination Without Cause or a Termination due to a Change In Control, neither you nor your

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            beneficiary or estate will have any further rights or claims against the Company hereunder, except (i) to receive the Base Salary through the first anniversary of the Scheduled Termination Date, in each case payable in such installments as paid prior to such termination of employment and (ii) any other unpaid amounts due under 8(a).

       (c) In the event the Company does not renew this contract prior to January 31, 1999, and you are subsequently involuntarily terminated, you are entitled to receive (i) the Base Salary as defined in 5(a) for a period of one year from the Termination Date, in each case payable in such installments as paid prior to such termination of employment and (ii) any other unpaid amounts due under 8(a).

       (d) The Company may, at its sole option and expense, maintain life and disability insurance policies covering you in such amounts as the Company shall determine in order to, among other things, meet its payment obligations under this Section 8 in the event of your death or Disability (which policies may be in addition to any other life or other insurance policies maintained by the Company). You will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining such insurance policies.

 9. Disclosure of Information. You will not, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, any non-public information concerning the business or affairs of the Company or any subsidiary or affiliate thereof for any reason or purpose whatsoever, nor will you make use of any of such non-public information for your own purpose or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof.

10. Restrictive Covenant. (a) You acknowledge and recognize that during the Employment Period you will be privy to trade secrets and confidential proprietary information critical to the business of the Companies and that the Companies would find it extremely difficult or impossible to replace you. Accordingly, in consideration of the agreements of the Company hereunder and the consideration to be received by you hereunder, you will not, from and after the date hereof through the Employment Period and until the first anniversary of the Scheduled Termination Date, (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as defined below), whether such engagement shall be as an

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     officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in any manner described in the foregoing clause (i),
     (iii) induce the Company's suppliers or customers to change or alter in any manner their business dealings with the Company or (iv) induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof, or engage in any Competing Business; provided, however, that nothing contained in this Agreement shall prohibit your ownership of not more than an aggregate of 2% of any class or series of securities registered under the Securities Exchange Act of 1934, as amended.

       (b) As used herein, the term "Competing Business" means any business or activity conducted or engaged in by any of the persons and entities listed in Exhibit A, as supplemented from time to time pursuant to this Section 10(b). Exhibit A shall be supplemented from to time to reflect additional persons and entities agreed upon by the Company and you as conducting or being engaged in a business or activity that directly competes with the business conducted by any of the Companies within any jurisdiction in which such business is conducted by such Company (other than any such person or entity with respect to whom such competitive activity does not constitute a significant or material portion of the business or activities conducted by such person or entity). In the event you and the Company cannot agree that any such additional person or entity should be added to Exhibit A pursuant to the preceding sentence, such dispute shall be submitted for resolution in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "Association") by an independent, third party arbitrator selected by the Company and you (or, in the event of a disagreement, selected from the panels of arbitrators of the Association in accordance with the Rules). Any such arbitration shall be held in Dallas, Texas, and the fees and expenses of the arbitrator and the Association that are required to be paid by the parties pursuant to such Rules shall be borne by the party against whom such dispute is resolved.

       (c) You understand that the foregoing restrictions may limit your ability to earn a livelihood in a business similar to the business of the Companies, but you nevertheless believe that you will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event

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            (given your education, skills and ability), you do not believe would prevent you from otherwise earning a living.

11. Enforcement; Severability; Etc. The terms and provisions of Sections 9 and 10 hereof are intended to be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of any of such Sections is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

12. Remedies. You acknowledge and understand that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that your breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by you of the provisions of any of your agreements herein, this letter, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

13. Binding Effect; Assignment. Upon your acceptance hereof by signing and returning a copy of this letter to the undersigned, the terms of this letter will be binding upon, and will inure to the benefit of, our and your respective heirs, legal representatives, successors and assigns, provided that you acknowledge that your agreements hereunder are personal in nature and that you may not assign or transfer or delegate any of your rights or obligations hereunder without the consent of the Company.

14. Governing Law. This letter will be governed by, and construed and enforced in accordance with, the laws of the State of Texas applicable to agreements made and to be performed wholly therein.

15. Waiver of Breach. Any waiver of a breach of any term or provision of this letter must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

16. Entire Agreement; Amendments. This letter contains the entire agreement between us with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings between us with respect thereto. The terms in this letter may be amended only by an agreement in writing signed by both of us.

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17.   Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



     If the foregoing terms are acceptable to you, please acknowledge your agreement with and acceptance of employment by the Company on such terms by signing a copy of this letter in the space provided below and returning or to the undersigned.

                                            Very truly yours,

                                            OLD AMERICA STORES, INC.




                                            By: _____________________________
                                                Name:  Mr. Peter Gould
                                                Title: Chairman of the Board


ACCEPTED AND AGREED AS OF
THIS _____ DAY OF _______, 1996:


___________________________________
Richard Tredinnick


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                                                                       EXHIBIT A
Competing Businesses

1.   Michael's Stores, Inc.
2.   M.J. Designs, Inc.
3.   Waccamaw Pottery Company
4.   Amber's Stores, Inc.
5.   Hobby Lobby, Inc.
6.   Rag Shops, Inc.
7.   Zaks Stores, Inc.
8.   Ben Franklin Retail Stores, Inc.
9.   Crafts Plus +, Inc.
10.  Frank's Nursery & Crafts, Inc.
11.  Garden Ridge Corporation
12.  A. C. Moore
13.  Endeavor Retail
14.  Fabri-Center of America
15.  Silas Creek Retail, Inc.

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